Exhibit 99.2.22

OMEGA GERAÇÃO S.A.

Publicly Held Company

CNPJ No.09.149.503/0001-06

NIRE No.31.300.093.107 | CVM No.02342-6

MINUTES OF THE BOARD OF DIRECTORS’ MEETING

HELD ON OCTOBER 28, 2021

1.       DATE, TIME AND PLACE. Held at 9 a.m, on October 28, 2021, by means of a conference call pursuant to the terms of article 34, § 4º, § 5º, of the statute of Omega Geração S.A. ("Company").

2.       CALL NOTICE. Call notice disregarded under the terms set forth in article 34, § 2º, of the Company’ Bylaws, due to the presence of all members of the Board of Directors.

3.        PRESIDING BOARD. The meeting was chaired by Mr. José Carlos Reis de Magalhães Neto and secretariat by Mrs. Lívia Mariz Junqueira.

4.       AGENDA. The members of the Board of Directors of the Company gathered to examine, discuss and resolve upon the following matters: (i) verify, on this date, the receipt of a correspondence by means of which the controller shareholders of Omega Geração and Omega Energia compromised to certain obligations; (ii) execution, between the Company and Omega Energia S.A. (“Omega Energia”), of the “2nd Amendment to the Protocol and Justification of Merger of Shares of Omega Geração S.A.” (“2nd Amendment to the Protocol and Justification"); and (iii) authorize the officers of the Company to executed the 2nd Amendment to the Protocol and Justification and practice all necessary actions to implement the resolutions approved herein.

5.       RESOLUTIONS. Following the resolutions of the meetings held on September 24, 2021, at 9 a.m. and held on October 7,2021 at 15:30 p.m., the Board of Directors gathered and discussed the subjects of the agenda, by unanimous vote of the independent members attending the meeting and with no restriction or objections, and abstention of Mr. José Carlos Reis de Magalhães Neto, Mr. Antonio Augusto Torres de Bastos Filho, Mr. Eduardo Silveira Mufarej, Mr. Gustavo Barros Mattos and Mr. Rogério Sekeff Zampronha, the independent members of the Board of Directors resolved to:

5.1.       Approve the execution of the 2nd Amendment to the Protocol and Justification, in accordance with Doc.1, filed in the Company's headquarters, which contains the amendments to the “Private Instrument of Protocol and Justification of Merger of Shares of Omega Geração S.A.”("Protocol and Justification") executed between the Company and Omega Energia on September 24, 2021, and to the “First Amendment to the Protocol and Justification of Merger of Shares of Omega Geração S.A.” (“1st Amendment to the Protocol and Justification") executed on October 7, 2021, and which includes the terms and conditions of the proposal of Merger of Shares, considering that the replacement ration, resulted from the Merger of Shares, shall be 2.263126202252 new common shares of Omega Energia for each share of the Company to be merged in accordance with the terms of the Correspondence ("New Replacement Ratio").

5.1.1.       Indicate that the New Replacement Ratio will be submitted to the extraordinary general assembly of the Company to be held on this date at 13 p.m.

5.2.       Authorize the officers of the Company to execute the 2nd Amendment to the Protocol and Justification and practice all actions necessary to implement the resolutions approved above.

6.       CLOSING. There being no further matters to be discussed, the meeting was adjourned for the time necessary to draft these minutes, which were then read, approved and executed by all attending board members.

Belo Horizonte, October 28, 2021.

[Signatures follow on the next page]

[Signature Page of the Board of Directors Meeting of Omega Geração S.A. held on October 28, 2021, at 9 a.m.]

Presiding Board:

________________________________ José Carlos Reis de Magalhães Neto Chairman	_________________________________ Livia Mariz Junqueira Secretary

Members of the Board of Directors present:

_________________________________ José Carlos Reis de Magalhães Neto	_________________________________ Antonio Augusto Torres de Bastos Filho
_________________________________ Rogério Sekeff Zamponha	_________________________________ Gustavo Barros Mattos

_________________________________ Eduardo de Toledo	_________________________________ Gustavo Rocha Gattass

_________________________________ Rachel Ribeiro Horta	_________________________________ Eduardo Silveira Mufarej

[End of signature page of the Board of Directors’ Meeting held on October 28, 2021, at 9 a.m.]